Exhibit 4.1
WARRANT ASSUMPTION AND AMENDMENT AGREEMENT
THIS WARRANT ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated as of July 1, 2026, is made by and among Securitize I, Inc. (f/k/a Securitize, Inc.), a Delaware corporation (the “Company”), Securitize Corp., a Delaware corporation (“PubCo”) and J Digital 6 LLC, a Delaware limited liability company (together with any permitted transferee or assignee thereof, “Holder”), and confirms the assumption and effectuates the amendment of that certain Warrant to Purchase Shares of Preferred Stock of the Company, issued by the Company to Holder on, and dated, March 6, 2025, a copy of which is attached hereto as Exhibit A (the “Assumed Warrant”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Assumed Warrant.
WHEREAS, on October 27, 2025, Cantor Equity Partners II, Inc., PubCo, the Company, Senna Merger Sub, Inc. and Pinecrest Merger Sub, Inc., entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time, the “BCA”) pursuant to which the parties thereto agreed to a business combination transaction which, upon the closing thereof (the “Closing”), would result in PubCo being the publicly listed company (such transactions, as contemplated by the BCA, collectively the “Business Combination Transactions”);
WHEREAS, the Closing of the Business Combination Transactions contemplated by the BCA occurred on July 1, 2026;
WHEREAS, pursuant to the BCA and as a result of the Business Combination Transactions, at the Closing, PubCo assumed the Assumed Warrant and the Assumed Warrant became a warrant to purchase shares of common stock, par value $0.0001 per share, of PubCo (“PubCo Common Stock”) in accordance with the Company Exchange Ratio set forth and defined in the BCA; and
WHEREAS, the parties have determined (a) to memorialize the assumption by PubCo of the Assumed Warrant; and (b) to amend the Assumed Warrant pursuant to Section 13(a) thereof to account for the effect of the Business Combination Transactions.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.    Assumption of Assumed Warrant.
1.1    Assumption. As of and with effect on and from the Closing (the “Effective Time”), the Company hereby assigns to PubCo all of the Company’s right, title and interest in and to the Assumed Warrant (as amended hereby) and PubCo hereby confirms Pubco’s assumption of, and agrees to perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Assumed Warrant (as amended hereby), whether arising prior to, on or after the Effective Time.
1.2    Consent and Waiver. Holder hereby consents to (a) the assumption of the Assumed Warrant (as amended hereby) by PubCo from the Company, in each case, effective as of the Effective Time, and (b) the continuation of the Assumed Warrant (as amended hereby) in full force and effect from and after the Effective Time. Holder hereby irrevocably waives any notice requirements under the terms of the Assumed Warrant in connection with the Business Combination Transactions and/or the Closing. Holder hereby acknowledges, understands and agrees that, effective as of the Effective Time, (i) the Company ceased to have any liabilities or obligations under or with respect to the Assumed Warrant (as amended hereby), and (ii) Holder shall have no rights to subscribe for, purchase, acquire or otherwise receive shares of capital stock or any other securities of the Company pursuant to the Assumed Warrant (as amended hereby), but shall only have rights in respect of the applicable number of shares of PubCo Common Stock underlying the Assumed Warrant (as amended hereby).
1.3    No Further Adjustment in Connection with the Business Combination Transactions. Holder acknowledges and agrees that the amendments to the Assumed Warrant set forth in Section 2 below reflect any and all adjustments to the Assumed Warrant necessary to reflect the assumption of the Assumed Warrant and the Business Combination Transactions, and that no further adjustments shall be made to the Assumed Warrant as a result of the Business Combination Transactions.
1.4    Earnout. Notwithstanding anything herein or in the Assumed Warrant to the contrary, effective as of the Effective Time, PubCo acknowledges and agrees that, pursuant to, and subject to the terms and conditions of, Sections 2.9(b) and 2.16 of the BCA, Holder shall be entitled to receive its Stockholder Earnout Portion (as defined in the BCA) of the Company Earnout Shares (as defined in the BCA) regardless of whether any Tranche of the Assumed Warrant has vested, and PubCo shall perform its obligations under Sections 2.9(b) and 2.16 of the BCA with respect to Holder and the Assumed Warrant.
2.    Amendment of Assumed Warrant. Effective at the Effective Time, PubCo and Holder hereby amend the Assumed Warrant as provided in this Section 2 and acknowledge and agree that the amendments to the Assumed Warrant are in connection with the Business Combination Transactions.
2.1    References to the “Company”, “Common Stock” and “Preferred Stock”. All references to the “Company” in the Assumed Warrant (including all Exhibits thereto) shall be references to PubCo, and all references to “Common Stock” in the Assumed Warrant (including all Exhibits thereto) shall be references to PubCo Common Stock. All references to “Preferred Stock” in the Assumed Warrant (including all Exhibits thereto) shall be replaced with “Common Stock”.
2.2    “Applicable Preferred Stock Series”. The defined term “Applicable Preferred Stock Series” in Section 1(d) of the Assumed Warrant is hereby deleted and replaced with the following, and all references to “Applicable Preferred Stock Series” in the Assumed Warrant (including all Exhibits thereto) shall be replaced with “Common Stock”:
“Intentionally Omitted.”
2.3    “Convertible Securities”. The defined term “Convertible Securities” in Section 1(i) of the Assumed Warrant is hereby deleted and replaced with the following:
“Intentionally Omitted.”
2.4    “Deemed Liquidation Event”. The defined term “Deemed Liquidation Event” in Section 1(j) of the Assumed Warrant is hereby deleted and replaced with the following, and all references to “Deemed Liquidation Event” in the Assumed Warrant (including all Exhibits thereto) shall be deleted:
“Intentionally Omitted.”
2.5    “Exercise Price”. The defined term “Exercise Price” in Section 1(n) of the Assumed Warrant is hereby deleted and replaced with the following:
““Exercise Price” shall mean $3.375 per Warrant Share, as may be adjusted from time to time in accordance with the terms of this Warrant.”
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2.6    “Fully Diluted Capitalization”. The defined term “Fully Diluted Capitalization” in Section 1(o) of the Assumed Warrant is hereby deleted and replaced with the following:
“Intentionally Omitted.”
2.7    “Liquidation Event”. The defined term “Liquidation Event” in Section 1(r) of the Assumed Warrant is hereby deleted and replaced with the following:
““Liquidation Event” means any voluntary or involuntary liquidation, dissolution or winding up of the Company.”
2.8    “Option”. The defined term “Option” in Section 1(t) of the Assumed Warrant is hereby deleted and replaced with the following:
“Intentionally Omitted.”
2.9    “Total Maximum Amount”. The defined term “Total Maximum Amount” in Section 1(bb) of the Assumed Warrant is hereby deleted and replaced with the following:
““Total Maximum Amount” shall mean up to a number of Warrant Shares equal to 3,711,658.”
2.10    “Tranche”. The defined term “Tranche” in Section 1(cc) of the Assumed Warrant is hereby deleted and replaced with the following:
““Tranche” means each of four (4) tranches representing a number of Warrant Shares equal to (i) as to the first tranche which becomes a Vested Tranche, 927,916 Warrant Shares, and (ii) as to the remaining three (3) tranches which become Vested Tranches, 927,914 Warrant Shares.”
2.11    “Warrant Preferred Shares”. The defined term “Warrant Preferred Shares” in Section 1(hh) of the Assumed Warrant is hereby deleted and replaced with the following, and all references to “Warrant Preferred Shares” in the Assumed Warrant (including all Exhibits thereto) shall be replaced with “Warrant Shares”:
““Warrant Shares” means (i) shares of Common Stock, or (ii) securities into which shares of Common Stock are converted or exchanged.”
2.12    Section 8(d) of the Assumed Warrant is hereby deleted and replaced with the following:
“Redemption. In the event that all of the outstanding shares of the securities issuable upon exercise of this Warrant are redeemed in accordance with the Certificate of Incorporation, this Warrant shall thereafter be exercisable for a number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full immediately prior to such redemption.”
2.13    Section 8(e) of the Assumed Warrant is hereby deleted and replaced with the following:
“Adjustments for Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to shares of Common Stock that is payable in (i) cash; (ii) in securities of the Company; and/or (iii) in evidence of indebtedness, rights, warrants, cash or other assets which dividend or distribution is actually made (in each case, “Distributed
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Property”), then,upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date without regard to any limitation on exercise contained herein.”
3.    Representations and Warranties of PubCo. PubCo hereby represents and warrants to Holder that the representations and warranties of PubCo set forth in Section 11 of the Assumed Warrant are true and complete as of the date of this Agreement.
4.    Representations and Warranties of Holder. Holder hereby represents and warrants to PubCo that the representations and warranties of Holder set forth in Section 12 of the Assumed Warrant are true and complete as of the date of this Agreement.
5.    Representations and Warranties of the Parties. Each party to this Agreement hereby represents and warrants to the other parties to this Agreement that, as of the date of this Agreement:
5.1    Such party is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Such party has the requisite power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement and to perform its obligations pursuant to this Agreement.
5.2    All action on the part of such party and its directors, officers, members and stockholders necessary for the authorization, execution and delivery of this Agreement by such party, and the performance of all of such party’s obligations under this Agreement and the Assumed Warrant has been taken or will be taken prior to the date hereof. This Agreement, when executed and delivered by such party, shall constitute a valid and binding obligation of such party, enforceable in accordance with its terms, except (a) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
5.3    Each party has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel. No party is relying on any statements or representations of any other party or such party’s agents for legal advice with respect to this investment or the transactions contemplated by this Agreement. Each party has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of the transactions contemplated by this Agreement and the Assumed Warrant (as amended hereby). With respect to such matters, each party relies solely on any such advisors and not on any statements or representations of the other parties or any of their respective agents, written or oral. Each party understands that it (and not the other parties) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Agreement.
6.    Miscellaneous.
6.1    Effectiveness; Entire Agreement. The Assumed Warrant, together with this Agreement (and as amended thereby), constitute the entire agreement among the parties with respect to the subject matter hereof and amend, restate and supersede all prior and contemporaneous arrangement or understandings with respect thereto. Upon the effectiveness of this Agreement, on and after the date hereof, each
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reference in the Assumed Warrant to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Assumed Warrant, as amended by this Agreement.
6.2    Successors. All the covenants and provisions of this Agreement by or for the benefit of Holder, PubCo and the Company shall bind and inure to the benefit of their respective successors and assigns.
6.3    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
6.4    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
6.5    GOVERNING LAW. THIS AGREEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
[Signature page follows]
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IN WITNESS WHEREOF, the parties hereto have caused this Warrant Assumption and Amendment Agreement to be duly executed as of the date first above written.

COMPANY:

SECURITIZE I, INC.

By:/s/ Carlos Domingo
Name: Carlos Domingo
Title: Chief Executive Officer

PUBCO:

SECURITIZE CORP.

By:/s/ Carlos Domingo
Name: Carlos Domingo
Title: Chief Executive Officer

HOLDER:

J DIGITAL 6 LLC

By:/s/ Matthew Hinerfeld
Name: Matthew Hinerfeld
Title: Authorized Signatory
[Signature Page to Warrant Assumption and Amendment Agreement]

EXHIBIT A
Assumed Warrant
(See attached)

THIS WARRANT, THE UNDERLYING SHARES OF WARRANT PREFERRED STOCK (AS DEFINED HEREIN) AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED HEREIN) OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.
WARRANT TO PURCHASE SHARES OF PREFERRED STOCK
of
SECURITIZE, INC.

Issue Date: March 6, 2025 (the “Issue Date”)	Purchase Price: $1,000.00 (the “Purchase Price”)
THIS CERTIFIES THAT, in consideration of the payment of the Purchase Price set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, J Digital 6 LLC, a Delaware limited liability company (together with any permitted transferee or assignee thereof, the “Holder”), is entitled, subject to the provisions and upon the terms and conditions set forth herein, to purchase from Securitize, Inc., a Delaware corporation (the “Company”), a number of Warrant Preferred Shares up to (but not to exceed) the Total Maximum Amount (as defined below) at a price per Warrant Preferred Share equal to the Exercise Price, upon the terms and subject to the vesting and other conditions set forth in this Warrant to Purchase Shares of Preferred Stock (together with any warrants delivered in substitution or exchange therefor as provided herein, this “Warrant”).
The following is a statement of the rights of the Holder and the conditions to which this Warrant is subject, and to which the Holder, by acceptance of this Warrant, and the Company, by issuing this Warrant, agree:
1.    Definitions. As used in this Warrant, the following capitalized terms shall have the following meanings:
(a)    “30% Collateral Condition” has the meaning set forth in Section 2(a)(ii) of this Warrant.
(b)    “4-Month Period” has the meaning set forth in Section 2(a)(ii) of this Warrant.
(c)    “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

(d)    “Applicable Preferred Stock Series” means, as of any relevant time, the most recent series of Preferred Stock with the highest Liquidation Amount per share thereof, which has been authorized by the Company and for which any shares thereof are then issued and outstanding. It is understood by the parties that the Series B-4 Preferred Stock, par value $0.0001 per share, of the Company is the Applicable Preferred Stock Series as of the Issue Date.
(e)    “Approving CEX” means a Designated CEX which, at any time prior to the Three-Year Point, has approved and publicly announced that such Designated CEX will accept BUIDL as collateral to support exchange trading activity.
(f)    “BUIDL” means the digital asset/token representing tokenized shares of the BlackRock USD Institutional Digital Liquidity Fund Ltd., a limited company incorporated under the laws of the British Virgin Islands, which operates as a tokenized fund and for which the Company serves as transfer agent and service provider in creating and disbursing such digital assets/tokens on the blockchain(s) representing the fund’s tokenized shares.
(g)    “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware, as may be further amended and/or restated from time to time in accordance with its terms.
(h)    “Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.
(i)    “Convertible Securities” has the meaning set forth in the Certificate of Incorporation.
(j)    “Deemed Liquidation Event” has the meaning set forth in the Certificate of Incorporation.
(k)    “Designated CEX” means each of four (4) centralized cryptocurrency exchanges as may be proposed by either the Company or the Holder in writing at any time following the Issue Date, and agreed (not to be unreasonably withheld or delayed) by the other party, whether before or after such Designated CEX becomes an Approving CEX. Upon the mutual written agreement of the Company and the Holder, (i) a previously agreed-upon Designated CEX which has not then become an Approving CEX may be replaced with another Designated CEX, and (ii) an Approving CEX which subsequently ceases to be an Approving CEX prior to the satisfaction of the Tranche Vesting Conditions as to such Approving CEX may be replaced with another Designated CEX (whether or not then an Approving CEX); provided, however, that, for purposes of vesting pursuant to Section 2 of this Warrant, the Holder can only vest in respect of a maximum of four (4) Designated CEXs and the Holder can only vest once with respect to any given Designated CEX.
(l)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as shall be in effect from time to time.
(m)    “Exercise Period” means, for and in respect of each Vested Tranche, the period (i) commencing on the first day following the Tranche Vesting Date for such Vested Tranche, and (ii) ending on the three (3) year anniversary of such date (or, if later, the date specified in Section 2(e) of this Warrant).
(n)    “Exercise Price” means $15.00 per Warrant Preferred Share, as may be adjusted from time to time in accordance with the terms of this Warrant.

(o)    “Fully-Diluted Capitalization” means, as of any relevant date, the issued share capital of the Company, including, without limitation (but without double-counting), (i) the Common Stock as of such date; (ii) all classes and series of Preferred Stock as of such date, in each case calculated on an as-converted basis giving effect to the deemed exercise, conversion or exchange thereof, (iii) all then-issued and outstanding Convertible Securities and Options; (iv) all Convertible Securities and Options that the Company has promised or committed to issue but has not issued as of immediately prior to such date, (v) all shares of capital stock of the Company reserved and available for future grant under any equity incentive or similar Company plan; and (vi) the Warrant Preferred Shares assuming the Total Maximum Vested Amount.
(p)    “IPO” means a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offering and sale of the Common Stock.
(q)    “Jump Group” means the Holder and each of its Affiliates.
(r)    “Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding up of the Company, or (ii) any Deemed Liquidation Event.
(s)    “Marketable Securities” means securities meeting all of the following requirements (determined as of immediately prior to a Liquidation Event): (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, and is then current in its filing of all required reports and other information under the Securities Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by the Holder in connection with this Warrant in such Liquidation Event is then traded on a national securities exchange; and (iii) following the closing of such Liquidation Event, the Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the Holder in connection with this Warrant in such Liquidation Event, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Liquidation Event.
(t)    “Option” has the meaning set forth in the Certificate of Incorporation.
(u)    “Originally Purchased Shares” means all shares of capital stock of the Company (i) purchased or acquired, and held, by the Holder on or prior to the Issue Date, and (ii) as to which the Holder has, as of the Issue Date, a binding contractual right to purchase or acquire from a seller thereof and which the Holder actually acquires within sixty (60) days following the Issue Date.
(v)    “Permitted Transfer” means a transfer or assignment by the Holder of this Warrant (including the right to exercise this Warrant for any unexercised Warrant Preferred Shares) (i) to any Affiliate of the Holder, including any other member of the Jump Group, upon notice to, but without the consent of, the Company; (ii) to a venture capital fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, any Affiliate of the Holder, including any member of the Jump Group, upon notice to, but without the consent of, the Company; or (iii) to any other Person in connection with any transfer or assignment by the Holder of the Originally Purchased Shares to such Person as permitted by and in accordance with the Shareholder Agreements.
(w)    “Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.

(x)    “Rule 144” means Rule 144 as promulgated by the Securities and Exchange Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Securities and Exchange Commission.
(y)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, as shall be in effect from time to time.
(z)    “Shareholder Agreements” has the meaning set forth in Section 5(e) of this Warrant.
(aa)    “Three-Year Point” means the third (3rd) anniversary of the Issue Date (subject to extension by mutual written agreement of the Company and the Holder).
(bb) “Total Maximum Amount” means a number of Warrant Preferred Shares equal to (rounded up to the nearest whole share) 2.72% of the Company’s Fully-Diluted Capitalization at the Issue Date.
(cc) “Tranche” means each of four (4) equal tranches representing 25% of the Total Maximum Amount, and thus comprising a number of Warrant Preferred Shares equal to (rounded up to the nearest whole share) 0.68% of the Company’s Fully-Diluted Capitalization at the Issue Date.
(dd) “Tranche Vesting Conditions” has the meaning set forth in Section 2(b) of this Warrant.
(ee) “Tranche Vesting Date” means, as to each Vested Tranche, the date such Vested Tranche vests in accordance with Section 2(a) of this Warrant. For the avoidance of doubt, for a given Vested Tranche, the Tranche Vesting Date shall be the last day of the applicable 4-Month Period.
(ff)    “Triggering Condition” has the meaning set forth in Section 2(b)(i) of this Warrant.
(gg)    “Vested Tranche” means each Tranche which has vested by virtue of the satisfaction of the Vesting Condition as to such Tranche as specified in Section 2 of this Warrant.
(hh) “Warrant Preferred Shares” means (i) shares of the Applicable Preferred Stock Series; (ii) securities into which shares of the Applicable Preferred Stock Series are converted or exchanged; or (iii) shares of Common Stock, to the extent applicable pursuant to Section 8(d) of this Warrant.
2.    Vesting and Exercisability.
(a)    Vesting. This Warrant will only be exercisable in respect of, and for a number of Warrant Preferred Shares corresponding to, each Vested Tranche. For the avoidance of doubt, there shall be no more than four (4) Vested Tranches.
(b)    Tranche Vesting Conditions. For each Tranche, respectively, the Holder will fully and irrevocably earn and vest in such Tranche (at which time such Tranche will become a Vested

Tranche) if the following vesting conditions as to such Tranche (as to each Tranche, the “Tranche Vesting Conditions”) are satisfied as to an Approving CEX (up to four (4) such Approving CEXs):
(i)    Provided that, and so long as, at least one member of the Jump Group is onboarded to and an active trading participant in the ordinary course of its business on such Approving CEX (provided that none of the Holder or any member of the Jump Group shall have any commitment or obligation to do so which shall be and remain in the Holder’s or such Jump Group member’s sole discretion) (the “Triggering Condition”); then
(ii)    Beginning on the fifteenth (15th) day following the Triggering Condition being met as to such Approving CEX, at least 30% (measured in U.S. dollar terms) of the total on-exchange collateral in respect of the Jump Group’s trading on such Approving CEX is in BUIDL for at least four (4) consecutive months (so long as the Triggering Condition remains met) (such period, the “4-Month Period” and, such condition, the “30% Collateral Condition”).
(c)    No Obligation or Commitment. It is understood that (i) none of the Holder or any member of the Jump Group shall have any obligation or commitment to achieve or satisfy the Tranche Vesting Conditions for or in respect of any Approving CEX or the related Tranche; (ii) the sole consequence of any failure to satisfy the Tranche Vesting Conditions for or in respect of any Approving CEX and the related Tranche is that such Tranche will not become a Vested Tranche; and (iii) in respect of the Triggering Condition, (A) none of the Holder or any member of the Jump Group shall have any obligation to be onboarded to or trade on any Designated CEX, whether or not such Designated CEX is or becomes an Approving CEX, and (B) the Holder and other members of the Jump Group may, in their respective sole discretion at any time and from time to time, determine not to be onboarded to or trade (or may determine to cease trading activity) on any Designated CEX or Approving CEX.
(d)    Additional Vesting Terms. If and to the extent the Tranche Vesting Conditions are satisfied for all four (4) Approving CEXs and related Tranches, the Holder will fully and irrevocably earn and vest in the Total Maximum Amount for purposes of this Warrant. For the avoidance of doubt, (i) the Tranche Vesting Conditions shall apply separately to, and shall be measured (and the satisfaction thereof shall be determined) separately for, each Approving CEX and the related Tranche; (ii) the Holder can only vest in a Tranche once with respect to any Approving CEX regardless of how often or how long the 30% Collateral Condition is met for the given Approving CEX; (iii) the 4-Month Period applicable to the vesting of any Tranche may extend past the Three-Year Point; (iv) if the Triggering Condition in respect of a Tranche is met, but subsequently ceases to be met prior to such Tranche becoming a Vested Tranche, the Tranche Vesting Condition for such Tranche nonetheless may still be satisfied so long as the 30% Collateral Condition is maintained for a full 4-Month Period following the date the Triggering Condition is subsequently met (i.e., without considering or giving effect to any prior periods); (v) the satisfaction of (or failure to satisfy) the Tranche Vesting Conditions for or in respect of any given Approving CEX and related Tranche is independent of the ability to satisfy or satisfaction of (or failure to satisfy) the Tranche Vesting Conditions for any other Approving CEX and related Tranche; and (vi) the earning and vesting of a Tranche is not conditioned upon the satisfaction of (or failure to satisfy) the Tranche Vesting Conditions for any other Tranche.
(e)    Determinations; Notification and Dispute Resolution. All determinations and calculations relative to the Tranche Vesting Conditions (expressly including, without limitation, the satisfaction of the 30% Collateral Condition) shall be made by the Holder in good faith with reasonable support for such determinations and calculations. The Holder shall notify the Company promptly upon determining that the Tranche Vesting Conditions as to a Tranche have been satisfied, such that the Tranche has become a Vested Tranche, and of the Tranche Vesting Date therefor (a “Satisfaction

Notification”). If the Holder delivers a Satisfaction Notification in respect of a given Tranche, the Company shall have five (5) business days to notify the Holder in writing that the Company disagrees or disputes (with reasonable specificity) that such Tranche is a Vested Tranche (the “Dispute Notification”). The Holder will have five (5) business days from the receipt of such Dispute Notification from the Company to challenge the Dispute Notification and provide additional information to the Company supporting the Holder’s Satisfaction Notification. The parties will thereupon negotiate in good faith for a period of thirty (30) calendar days thereafter (or such extended period as may be agreed by the parties) to attempt to mutually resolve the disagreement. If the Company does not timely deliver a Dispute Notification in response to a given Satisfaction Notification, then the Satisfaction Notification is deemed to be valid, final and binding upon the Company and the related Tranche shall irrevocably be deemed a Vested Tranche for all purposes. The notification and dispute resolution process set forth in this Section 2(e) shall be applicable to each Tranche, and the existence of any disagreement or dispute over the satisfaction of the Tranche Vesting Conditions for any given Tranche shall not be the basis for any dispute or disagreement over the satisfaction of the Tranche Vesting Conditions for any other Tranche. In the event of any dispute resolution process pursuant to this Section 2(e), the end of the Exercise Period (as contemplated by Section 1(m)(ii) of this Warrant) in respect of the appliable Tranche in dispute shall be extended on a day-over-day basis by the duration of such dispute.
3.    Termination of Warrant. If no Designated CEX shall become an Approving CEX on or prior to the Three-Year Point, then this Warrant will terminate and expire at the Three-Year Point, without any Tranche having become a Vested Tranche (or any portion of this Warrant being otherwise exercisable).
4.    Treatment of Warrant in Liquidation Events.
(a)    Certain Liquidation Events. In the event of a Liquidation Event in which the consideration to be received by the holders of capital stock of the Company (in their capacity as such) consists solely of cash, solely of Marketable Securities, or a combination of cash and Marketable Securities (a “Cash-Out Liquidation Event”), and the fair market value of one Warrant Preferred Share as determined in accordance with Section 5(d) would be greater than the Exercise Price per Warrant Preferred Share in effect as of immediately prior to the closing of such Cash-Out Liquidation Event, then (i) any Vested Tranche which has not then been exercised shall be deemed exercised, (ii) to the extent that, at such time, fewer than two Tranches have previously been exercised or are then Vested Tranches which have not then been exercised (and, in such case, deemed exercised pursuant to the foregoing clause (i)), then up to two Tranches which are not then Vested Tranches shall be deemed immediately vested and earned without regard to any Tranche Vesting Conditions in respect thereof, such that a total of no less than two Tranches are Vested Tranches, and shall also be deemed exercised (and all other Tranches which are not then Vested Tranches shall be cancelled and extinguished and void and of no further force or effect for no consideration), and (iii) to the extent that, at such time, two or more Tranches have previously been exercised or are then Vested Tranches which have not then been exercised (and, in such case, deemed exercised pursuant to the foregoing clause (i)), then all other Tranches which are not then Vested Tranches shall be cancelled and extinguished and void and of no further force or effect for no consideration, such that, as of immediately prior to such closing of such Cash-Out Liquidation Event (but subject to the occurrence thereof), the Holder shall have the right to receive the aggregate consideration payable in such Cash-Out Liquidation Event on and in respect of (A) each Vested Tranche deemed exercised pursuant to Section 4(a)(i) of this Warrant, and (B) each Tranche, as applicable, deemed vested (and exercised) pursuant to Section 4(a)(ii) of this Warrant, net of the aggregate Exercise Price therefor, as if all such Warrant Preferred Shares with respect thereto had been issued and outstanding to Holder as of immediately prior to such closing of such Cash-Out Liquidation Event.

(b)    Other Liquidation Events. Upon the occurrence of any Liquidation Event other than a Cash-Out Liquidation Event, the acquiring, surviving or successor entity shall assume this Warrant and the Company’s obligations hereunder in writing not later than the closing of such Liquidation Event, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Warrant Preferred Shares issuable upon exercise of the unexercised portion of this Warrant as if such Warrant Preferred Shares were outstanding on and as of the closing of such Liquidation Event, at an aggregate Exercise Price equal to the aggregate Exercise Price in effect as of immediately prior to such closing, all subject to further adjustment from time to time thereafter in accordance with the provisions of this Warrant.
5.    Exercise of the Warrant.
(a)    Exercise. Each Vested Tranche may be exercised at the election of the Holder at any time during the Exercise Period in respect of such Vested Tranche, in whole or in part, by:
(i)    the tender to the Company at its principal office (or such other office or agency as the Company may designate) of a notice of exercise in the form of Exhibit A (the “Notice of Exercise”), duly completed and executed by or on behalf of the Holder; and
(ii)    the payment to the Company of an amount equal to (A) the Exercise Price multiplied by (B) the number of Warrant Preferred Shares being purchased in respect of such Vested Tranche, by wire transfer of U.S. dollars (subject to the net exercise provisions of Section 5(d) hereof).
For the avoidance of doubt, more than one (including, if applicable, all four) Vested Tranches may be concurrently exercised at any given time pursuant to this Section 5(a).
(b)    Share Certificates. The rights under this Warrant shall be deemed to have been exercised as to each Vested Tranche and the Warrant Preferred Shares issuable in respect of such Vested Tranche upon exercise hereof shall be deemed to have been issued immediately prior to the close of business on the date this Warrant is exercised for such Vested Tranche in accordance with its terms, and the Holder entitled to receive the Warrant Preferred Shares issuable in respect of such Vested Tranche upon such exercise shall be treated for all purposes as the holder of record of such Warrant Preferred Shares as of the close of business on such date. As promptly as reasonably practicable on or after such date, the Company shall issue and deliver to the Person or Persons entitled to receive the same a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for that number of Warrant Preferred Shares issuable upon each such exercise.
(c)    Reservation of Shares. The Company covenants and agrees that all Warrant Preferred Shares that may be issued or issuable upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times have authorized, unissued and reserved, free from any preemptive rights, a sufficient number of Warrant Preferred Shares (and shares of Common Stock for issuance on conversion of such Warrant Preferred Shares) for the purpose of effecting the exercise of this Warrant as shall from time to time be sufficient to effect the exercise by the Holder of the rights under this Warrant (and the conversion of such Warrant Preferred Shares) assuming all Tranches are or become Vested Tranches. If at any time the number of authorized but unissued Warrant Preferred Shares (and/or shares of Common Stock for issuance on conversion of such shares) shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms (and the conversion of such Warrant Preferred Shares), without limitation of such other remedies as may be available to the Holder, the Company will take such corporate action as may be necessary to increase its authorized and unissued shares of its Warrant Preferred Shares (and shares of Common Stock for issuance on conversion of such Warrant Preferred Shares) to a number of Warrant Preferred Shares as shall be sufficient for such purposes.
(d)    Net Exercise. In lieu of exercising this Warrant and paying the Exercise Price as set forth in Section 5(a)(ii) of this Warrant, the Holder may elect to receive a number of Warrant Preferred Shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant to the Company together with notice of such election. A Holder who net exercises this Warrant pursuant to this Section 5(d) shall have all of the rights described in this Warrant, and the Company shall issue to such Holder a number of Warrant Preferred Shares computed using the following formula:
X = Y * (A – B)
A
Where:
X =    The number of Warrant Preferred Shares to be issued to the Holder.
Y =    The number of Warrant Preferred Shares purchasable being net exercised.
A =    The fair market value of one (1) Warrant Preferred Share (at the date of exercise).
B =    The Exercise Price (as adjusted to the date of such calculation).
For purposes of this Section 5(d), the fair market value of a Warrant Preferred Share shall mean (i) the average of the closing prices of the Warrant Preferred Shares quoted in the over-the-counter market in which the Warrant Preferred Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Warrant Preferred Shares are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Warrant Preferred Shares were traded over-the-counter or on such exchange); or (ii) in the event that this Warrant is exercised pursuant to this Section 5(d) in connection with an IPO, the fair market value per Warrant Preferred Share shall be the per share offering price to the public of the IPO; or (iii) if neither of the foregoing clauses (i) or (ii) apply, the fair market value per Warrant Preferred Share shall be the price per Warrant Preferred Share that the Company could obtain from a willing buyer for Warrant Preferred Shares sold by the Company from authorized but unissued Warrant Preferred Shares, as determined in good faith and in a commercially reasonable manner by the Company’s Board of Directors.
(e)    Shareholder Agreements. Upon any exercise of this Warrant, the Holder hereby agrees to execute and deliver to the Company all transaction documents entered into by other similarly situated holders of shares of the Applicable Preferred Stock Series, which may include a voting agreement, investors’ rights agreement and other ancillary agreements (collectively, the “Shareholder Agreements”), to the extent the Holder is not already party to such Shareholder Agreements.
6.    Replacement of Warrant. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at the expense of the Holder shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

7.    Restrictions on Transfer of Warrant; Compliance with Securities Laws. By acceptance of this Warrant, the Holder agrees to comply with the following:
(a)    Restrictions on Transfers. Except for a Permitted Transfer, this Warrant may not be transferred or assigned in whole or in part by the Holder without the Company’s prior written consent, and any attempt by the Holder to transfer or assign any rights, duties or obligations that arise under this Warrant without such permission shall be void. Any transfer of this Warrant (including the right to exercise this Warrant for any vested but unexercised Warrant Preferred Shares) must be in compliance with all applicable federal and state securities laws. The Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of this Warrant (including the right to exercise this Warrant for any vested but unexercised Warrant Preferred Shares), or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold this Warrant subject to, and to be bound by, the terms and conditions set forth in this Warrant to the same extent as if the transferee were the original Holder hereunder, and either:
(i)    there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or
(ii)    (A) the Holder shall have given prior written notice to the Company of its intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and (B) if reasonably requested by the Company, the Holder shall have furnished the Company with (x) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration under the Securities Act, or (y) a “no action” letter from the Securities and Exchange Commission to the effect that the transfer without registration will not result in a recommendation by the staff of the Securities and Exchange Commission that action be taken with respect thereto, whereupon the Holder shall be entitled to transfer this Warrant (including the right to exercise this Warrant for any vested but unexercised Warrant Preferred Shares) in accordance with the terms of the notice delivered by the Holder to the Company; provided, however, that, notwithstanding the foregoing, no such registration statement or opinion of counsel or “no action” letter shall be necessary for (I) any Permitted Transfer; (II) a transfer not involving a change in beneficial ownership; (III) transactions involving the distribution without consideration by the Holder; or (IV) transfers in compliance with Rule 144, as long as the Company is furnished with satisfactory evidence of compliance with such Rule 144, so long as, in the case of any of the foregoing clauses (II), (III), or (V), the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition and shall have furnished the Company with a reasonable description of the manner and circumstances of the proposed disposition
(b)    Exchange of the Warrant upon a Transfer. Upon any transfer of this Warrant, subject to the provisions of this Warrant, the Company shall issue to or on the order of the transferee holder a new warrant or warrants of like tenor, in the name of (or as directed by) the transferee holder (on payment by the Holder of any applicable transfer taxes), for the number of Warrant Preferred Shares issuable upon exercise hereof. This Warrant must be surrendered to the Company or its warrant or transfer agent, as applicable, as a condition precedent to the sale, pledge, hypothecation or other transfer of any interest in this Warrant.
(c)    Taxes. In no event shall the Company be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate, or a book entry, in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such certificate, or make such book entry, unless and until the Person or Persons requesting the issue or entry thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid or is not payable.
(d)    Securities Law Legend. So long as required by applicable law and subject to the other provisions of this Warrant, this Warrant shall be notated with a legend substantially similar to the following (in addition to any legend required by state securities laws), together with any legends required pursuant to the Shareholder Agreements:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.
The foregoing legend shall be removed, and the Company shall issue this Warrant without such legend to the Holder, if (i) this Warrant is registered under the Securities Act, or (ii) the Holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of this Warrant may be made without registration, qualification or legend; provided that no opinion of counsel shall be necessary for transfers in compliance with Rule 144, as long as the Company is furnished with satisfactory evidence of compliance with such Rule 144.
8.    Adjustments. The number and kind of Warrant Preferred Shares exercisable and purchasable hereunder and the Exercise Price therefor are subject to adjustment from time to time, as follows, without duplication of any adjustment otherwise provided for in this Section 8 or in the Certificate of Incorporation:
(a)    Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation involving the Company in which shares of the Company’s stock are converted into or exchanged for securities, cash or other property in a transaction or series of transactions, or a change in control, acquisition, merger or consolidation of the Company (other than as otherwise provided for herein) (a “Reorganization”), which does not constitute a Deemed Liquidation Event, then, as a part of such Reorganization, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Warrant Preferred Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if all Warrant Preferred Shares were immediately vested and the right to purchase the Warrant Preferred Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the board of directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other securities deliverable after that event upon the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant following the consummation of such Reorganization, if the holders of Warrant Preferred Shares have the right to elect the kind or amount of consideration receivable upon consummation of such

Reorganization, then (i) the Holder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Holder will receive upon exercise of this Warrant, or (ii) in the event the Holder does not make such election within ten (10) days after notice, the consideration that the Holder shall be entitled to receive upon exercise shall be deemed to be the types and amounts of consideration received by the majority of all holders of the shares of stock or other securities or property which the Holder will receive upon exercise of this Warrant that affirmatively make an election (or of all such holders if none make an election).
(b)    Reclassification of Shares. If the securities issuable upon exercise of this Warrant are changed into the same or a different number of securities of any other class or classes by reclassification, capital reorganization, conversion of all outstanding shares of the relevant class or series or otherwise (other than as otherwise provided for herein) (a “Reclassification”), then, in any such event, in lieu of the number of Warrant Preferred Shares which the Holder would otherwise have been entitled to receive, the Holder shall have the right thereafter to exercise this Warrant for a number of shares of such other class or classes of stock that a holder of the number of securities deliverable upon exercise of this Warrant immediately before that change would have been entitled to receive in such Reclassification, all subject to further adjustment as provided herein with respect to such other shares.
(c)    Subdivisions and Combinations. In the event that the outstanding shares of the Applicable Preferred Stock Series are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of such securities, the number of Warrant Preferred Shares issuable upon exercise of the rights under this Warrant immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the outstanding shares of Applicable Preferred Stock Series are combined (by reclassification or otherwise) into a lesser number of shares of such securities, the number of Warrant Preferred Shares issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Exercise Price shall be proportionately increased.
(d)    Redemption. In the event that all of the outstanding shares of the securities issuable upon exercise of this Warrant are redeemed in accordance with the Certificate of Incorporation, this Warrant shall thereafter be exercisable for a number of shares of Common Stock equal to the number of shares of Common Stock that would have been received if this Warrant had been exercised in full immediately prior to such redemption and the Applicable Preferred Stock Series received thereupon had been simultaneously converted into Common Stock.
(e)    Adjustments for Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive a dividend or other distribution payable with respect to shares of the Applicable Preferred Stock Series (or shares of Common Stock issuable upon conversion of the Applicable Preferred Stock Series) that is payable in (i) cash; (ii) in securities of the Company; and/or (iii) in evidence of indebtedness, rights, warrants, cash or other assets which dividend or distribution is actually made (in each case, “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Preferred Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Preferred Shares (or shares of Common Stock issuable upon conversion of the Warrant Preferred Shares) had the Holder been the record holder of such Warrant Preferred Shares (or such shares of Common Stock on an as-converted basis) immediately prior to such record date without regard to any limitation on exercise contained herein.

(f)    Adjustments for Diluting Issuances. The number of shares of Common Stock issuable upon conversion of the Warrant Preferred Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Certificate of Incorporation as if the Warrant Preferred Shares were issued and outstanding on and as of the date of any such required adjustment.
(g)    Notice of Adjustments. Upon any adjustment in accordance with this Section 8, the Company shall give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment, the Exercise Price as adjusted and the number of securities or other property purchasable upon the exercise of the rights under this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) such adjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of securities and the amount, if any, of other property that at the time would be received upon exercise of this Warrant.
9.    Notification of Certain Events.
(a)    In the event that the Company shall authorize the issuance of any dividend or other distribution on the capital stock of the Company (other than (i) dividends or distributions otherwise provided for in Section 8, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase; (iii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal or first offer contained in agreements providing for such rights; or (iv) repurchases of capital stock of the Company in connection with the settlement of disputes with any stockholder), whether in cash, property, stock or other securities, then the Company shall send to the Holder at least ten (10) days prior written notice of the record date for purposes of any such dividend or distribution
(b)    In the event of (i) the occurrence of a Liquidation Event, (ii) the Company’s intention to conduct an IPO or (iii) any taking by the Company of a record of holders of any class of securities for the purposes of determining the holders thereof who are entitled to receive any dividend or other distribution, then the Company shall send to the Holder at least ten (10) days prior written notice thereof; provided for purposes of Section 9(b)(iii), such notice shall also specify the date on which any such record is to be taken for purposes of such dividend or distribution.
10.    No Rights as a Stockholder. Nothing contained herein shall, as to the Warrant Preferred Shares, until exercise thereof, entitle the Holder to any rights as a stockholder of the Company or to be deemed the holder of any securities that may at any time be issuable on the exercise of the rights hereunder for any purpose nor shall anything contained herein be construed to confer upon the Holder, as such, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or any other rights of a stockholder of the Company until the rights under the Warrant shall have been exercised and the Warrant Preferred Shares purchasable upon exercise of the rights hereunder shall have become deliverable as provided herein. Notwithstanding the foregoing, the Holder shall retain any and all rights attendant to its ownership of the Originally Purchased Shares.

11.    Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows:
(a)    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Warrant, to issue this Warrant and the Warrant Preferred Shares and to perform its obligations pursuant to this Warrant. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.
(b)    Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of this Warrant by the Company, the authorization, sale, issuance and delivery of this Warrant and the Warrant Preferred Shares, and the performance of all of the Company’s obligations under this Warrant has been taken or will be taken prior to the date hereof. This Warrant, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company.
(c)    Compliance with Other Instruments. The authorization, execution and delivery of the Warrant will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s Certificate of Incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.
(d)    Valid Issuance of Shares. The Warrant Preferred Shares, when issued, sold, and delivered in accordance with the terms of this Warrant for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holders in this Warrant, will be issued in compliance with all applicable federal and state securities laws.
(e)    No Brokers and Finders. The Company has not engaged any brokers, finders or agents in connection with this Warrant, and the Holder will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Warrant.
12.    Representations and Warranties of the Holder. By acceptance of this Warrant, the Holder represents and warrants to the Company as follows:
(a)    No Registration. The Holder understands that this Warrant and the Warrant Preferred Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein or otherwise made pursuant hereto.
(b)    Investment Intent. The Holder is acquiring this Warrant and, upon exercise hereof, the Warrant Preferred Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Holder has no present intention of selling, granting any participation in, or otherwise distributing this Warrant and the Warrant Preferred Shares, nor does it have any contract, undertaking, agreement or arrangement for the same.
(c)    Investment Experience. The Holder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, and has such knowledge and experience in financial or business matters so that it is capable of evaluating the merits and risks of its investment in the Company and protecting its own interests.
(d)    Speculative Nature of Investment. The Holder understands and acknowledges that the Company has a limited financial and operating history and that its investment in the Company is highly speculative and involves substantial risks. The Holder can bear the economic risk of its investment and is able, without impairing its financial condition, to hold this Warrant and the Warrant Preferred Shares for an indefinite period of time and to suffer a complete loss of its investment.
(e)    Access to Data. The Holder has had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. The Holder believes that it has received all the information that it considers necessary or appropriate for deciding whether to acquire this Warrant and the Warrant Preferred Shares. The Holder understands that any such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily a thorough or exhaustive description. The Holder acknowledges that any business plans prepared by the Company have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results.
(f)    Accredited Investor. The Holder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission and agrees to submit to the Company such further assurances of such status as may be reasonably requested by the Company. The Holder has furnished or made available any and all information requested by the Company or otherwise necessary to satisfy any applicable verification requirements as to “accredited investor” status. Any such information is true, correct, timely and complete.
(g)    Restrictions on Resales. The Holder acknowledges that this Warrant and the Warrant Preferred Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about the Company; the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a “broker’s transaction,” a transaction directly with a “market maker” or a “riskless principal transaction” (as those terms are defined in the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. The Holder acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time the Holder wishes to sell the Warrant Preferred Shares and that, in such event, the Holder may be precluded from selling the Warrant Preferred Shares under Rule 144 even if the other applicable requirements of Rule 144 have been satisfied. The Holder acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of this Warrant and the Warrant Preferred

Shares. The Holder understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that Persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such Persons and the brokers who participate in the transactions do so at their own risk.
(h)    No Public Market. The Holder understands and acknowledges that no public market now exists for this Warrant or any of the Warrant Preferred Shares to be issued by the Company upon exercise hereof and that the Company has made no assurances that a public market will ever exist therefor.
(i)    No Brokers and Finders. The Holder has not engaged any brokers, finders or agents in connection with this Warrant, and the Company will not incur, directly or indirectly, as a result of any action taken by the Holder, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Warrant.
(j)    Tax Advisors. The Holder has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Warrant. With respect to such matters, the Holder relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Warrant.
13.    Miscellaneous.
(a)    Amendments. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Warrant and executed by each of the Company and the Holder.
(b)    Waivers. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.
(c)    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by electronic mail to the email address set forth below each party’s signature to this Warrant. Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given upon delivery when directed to the relevant email address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day, provided that the sender has not received actual notice of an email delivery failure (e.g., a delivery kick-back or auto-generated failure reply).
(d)    GOVERNING LAW. THIS WARRANT AND ALL ACTIONS ARISING OUT OF OR IN CONNECTION WITH THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF DELAWARE, OR OF ANY OTHER STATE.
(e)    Jurisdiction and Venue. Each of the Holder and the Company irrevocably consents to the exclusive jurisdiction of, and venue in, the federal courts in the State of Delaware in connection with any matter based upon or arising out of this Warrant or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons.
(f)    Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.
(g)    Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such illegal, unenforceable or void provision shall be replaced with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, unenforceable or void provision. The balance of this Warrant shall be enforceable in accordance with its terms.
(h)    Waiver of Jury Trial; Judicial Reference. EACH OF THE HOLDER AND THE COMPANY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS WARRANT. This Section 13(h) shall not restrict the Holder or the Company from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.
(i)    Rights and Obligations Survive Exercise of the Warrant. Except as otherwise provided herein, the rights and obligations of the Company and the Holder under this Warrant shall survive exercise of this Warrant.
(j)    Entire Agreement. Except as expressly set forth herein, this Warrant (including the exhibits attached hereto) constitutes the entire agreement and understanding of the Company and the Holder with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.
(k)    No Impairment. The Company agrees that it will not (and will cause its Affiliates not to), by amendment of its Certificate of Incorporation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (including entering into any agreements with any Person), avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times act in good faith in carrying out all terms of this Warrant and in taking all such action as the Company or the Holder determines is necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.
(l)    Tax Treatment. The parties acknowledge and agree that (i) this Warrant is being issued as part of the tax-deferred recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the applicable provisions of this Warrant are intended to be part of the “plan of reorganization”, in each case as described in Section 7.8 of the Stock Exchange Agreement by and between the Company and the Holder and dated as of March 4, 2025. No party shall take any position on any tax return, in any tax audit, or in any other tax proceeding inconsistent with the above mentioned tax treatment, unless otherwise required as a result of a “determination” within the meaning of Section 1313(a) of the Code.
(m)    Specific Performance. The parties recognize that the breach of any of the provisions of this Warrant could result in irreparable damage and harm, and that a party may be without an adequate remedy at law in the event of any such breach. Therefore, the parties agree that each party will be entitled to seek injunctive relief from time to time to (i) obtain specific performance, (ii) enjoin any breach or threatened breach of any provision of this Warrant, and (iii) pursue any one or more of the foregoing or any other remedy available to it under applicable law, in each case (A) without the requirement of posting any bond or other indemnity and (B) in addition to any other remedy to which it may be entitled, at law or in equity.
[Signature page follows]

IN WITNESS WHEREOF, the Company hereby executes and issues this Warrant to the Holder as of the Issue Date.

COMPANY:

SECURITIZE, INC.

By:	/s/ Carlos Domingo
Name: Carlos Domingo
Title: Co-Founder and CEO

Address: 78 SW 7th Street, 5th Floor, Miami, FL 33130

AGREED, ACKNOWLEDGED AND
ACCEPTED:

HOLDER:

J DIGITAL 6 LLC

By:	/s/ Matthew Hinerfeld
Name: Matthew Hinerfeld
Title: Authorized Signatory

Address: 600 West Chicago Ave., Suite 600 Chicago, Illinois 60654

EXHIBIT A
NOTICE OF EXERCISE

TO:	Securitize, Inc. (the “Company”)

RE:	WARRANT TO PURCHASE SHARES OF PREFERRED STOCK ISSUED ON MARCH 6,
2025 (the “Warrant”)
Reference is made to the above-referenced Warrant issued by the Company to the undersigned holder (the “Holder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Warrant
(1)    Exercise. The Holder hereby elects to exercise, on the date hereof, the right to purchase an amount of Warrant Preferred Shares pursuant to the Warrant with respect to the following Vested Tranche(s) and for the total percentage of the Company’s Fully-Diluted Capitalization at the Issue Date specified below:
Vested Tranche(s): _____________________________________________________
Total Percentage: [ó]%
(2)    Method of Exercise. The Holder elects to exercise the Warrant pursuant to:
☐    Cash exercise, and agrees to pay in full the Exercise Price for such shares in accordance with the provisions of the Warrant.
☐    The net issue exercise provisions of Section 5(d) of the Warrant.

(3)    Warrant Preferred Share Certificates. Please make a book entry and, if the shares are certificated, issue a certificate or certificates representing the Warrant Preferred Shares in the name of the Holder.

Date: _____________________, 202___
(Print name of the Holder)

(Signature)

(Name and title of signatory)

(Date)

(Email address)